Kinetics Mutual Funds, Inc. and Kinetics Portfolios Trust

Amendments to the Transfer Agent Servicing Agreement

THIS AMENDMENT dated as of March 7, 2002 to the Transfer Agent Servicing Agreement, as amended, dated as of May 1, 2000, by and between Kinetics Mutual Funds, Inc., a Maryland corporation, (the “Fund”), and Kinetics Portfolios Trust, a Delaware business trust, (the “Portfolio”) and U.S. Bancorp Fund Services, LLC (formerly Firstar Mutual Fund Services, LLC) “USBFS”, a Wisconsin limited liability company shall be as follows:

Paragraph 7 Proprietary and Confidential Information shall be amended and replaced in its entirety as follows:

7.	Proprietary and Confidential Information
USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Company.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”).  Notwithstanding the forgoing, USBFS will not share any nonpublic personal information concerning any of the Trust’s shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

Kinetics Portfolios Trust/The Kinetics Mutual Funds, Inc.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Leonid Polyakov	By: /s/ Michael R. McVoy